UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Cypress Bioscience, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CYPRESS BIOSCIENCE, INC.
4350 EXECUTIVE DRIVE, SUITE 325
SAN DIEGO, CA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2005

TO THE STOCKHOLDERS OF CYPRESS BIOSCIENCE, INC.:

You are cordially invited to attend the Annual Meeting of Stockholders of Cypress Bioscience, Inc., a Delaware corporation (the “Company”).  The meeting will be held on Monday, June 6, 2005 at 8:30 a.m. local time at our principal executive offices, 4350 Executive Drive, Suite 325, San Diego, California 92121 for the following purposes:

1.                                      To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

2.                                      To ratify the selection of Ernst & Young LLP by the Audit Committee of our Board of Directors as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2005.

3.                                      To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

Our Board of Directors has fixed the close of business on April 21, 2005, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

/s/ Denise L. Woolard

Denise L. Woolard
Vice President of Business and Legal Affairs and Corporate Secretary

San Diego, California
April 27, 2005

You are cordially invited to attend the meeting in person.  Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting.  A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience.  Even if you have voted by proxy, you may still vote in person if you attend the meeting.  Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

CYPRESS BIOSCIENCE, INC.
4350 EXECUTIVE DRIVE, SUITE 325
SAN DIEGO, CA 92121

PROXY STATEMENT
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS

June 6, 2005

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

We sent you this proxy statement and the enclosed proxy card because the Board of Directors of Cypress Bioscience, Inc., a Delaware corporation (sometimes referred to as “Cypress,” the “Company,” “we,” “us,” or “our”), is soliciting your proxy to vote at the 2005 Annual Meeting of Stockholders.  You are invited to attend the annual meeting to vote on the proposals described in this proxy statement.  The annual meeting will be held on Monday, June 6, 2005 at 8:30 a.m. local time at our principal executive offices, 4350 Executive Drive, Suite 325, San Diego, California 92121.  However, you do not need to attend the meeting to vote your shares.  Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail this proxy statement and accompanying proxy card on or about April 27, 2005 to all stockholders of record entitled to vote at the annual meeting.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 21, 2005, will be entitled to vote at the annual meeting.  On this record date, there were 30,406,225 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 21, 2005, your shares were registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record.  As a stockholder of record, you may vote in person at the meeting or vote by proxy.  Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 21, 2005, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered  to be the stockholder of record for purposes of voting at the annual meeting.  As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account.  You are also invited to attend the annual meeting.  However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are two matters scheduled for a vote:

•                  Election of three directors to hold office until the 2008 Annual Meeting of Stockholders; and

•                  Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify.  For the other matter to be voted on, you may vote “For” or “Against” or abstain from voting.  The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting, or vote by proxy using the enclosed proxy card.  Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted.  You may still attend the meeting and vote in person if you have already voted by proxy.

•                  To vote in person, come to the annual meeting, where a ballot will be made available to you.

•                  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided.  If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Cypress.  Simply complete and mail the proxy card to ensure that your vote is counted.  Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank, if your broker or bank makes telephone or Internet voting available.  To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent.  Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of the close of business on April 21, 2005.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of all three nominees for director, and “For” ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005.  If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies.  In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.  Directors and employees will not be paid any additional compensation for soliciting proxies.  We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts.  Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes.  You can revoke your proxy at any time before the final vote at the meeting.  If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•                  You may submit another properly completed proxy card with a later date.

•                  You may send a written notice that you are revoking your proxy to our Secretary at 4350 Executive Drive, Suite 325, San Diego, CA  92121.

•                  You may attend the meeting and vote in person.  Simply attending the annual meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by the close of business on December 31, 2005 to our Secretary at 4350 Executive Drive, Suite 325, San Diego, CA 92121.   If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director, you must do so no later than the close of business on March 5, 2006 and no earlier than February 3, 2006.  If you wish to bring a matter before the stockholders at next year’s annual meeting and you do not notify us by March 16, 2006, our management will have discretionary authority to vote all shares for which it has proxies in opposition to the matter. You are also advised to review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions and broker non-votes.  Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes.  Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange (“NYSE”) on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes.

How many votes are needed to approve each proposal?

•                  For the election of directors to hold office until the 2008 Annual Meeting of Stockholders, the three nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.  Only votes “For” or “Withheld” will affect the outcome.

•                  To be approved, Proposal No. 2, the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2005, must receive a “For” vote from the majority of shares present either in person or by proxy and entitled to vote.  If you “Abstain” from voting, it will have the same effect as an “Against” vote.  Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting.  A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or by proxy.  On the record date, there were 30,404,415 shares of common stock outstanding and entitled to vote.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting.   Abstentions and broker non-votes will be counted towards the quorum requirement.  If there is no quorum, either the chairman of the meeting or  a majority of the votes present may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting.  Final voting results will be published in our quarterly report on Form 10-Q for the second quarter of 2005.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes, with each class having a three-year term.  Vacancies on our Board of Directors may be filled only by persons elected by a majority of our remaining directors.  A director elected by our Board of Directors to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

The number of directors is currently set at eight and our Board of Directors is presently composed of eight members.  There are three directors in the class whose term of office expires in 2005.  None of the nominees listed below has previously been elected as such by our stockholders.  Each of the nominees listed below is currently a director of the Company who was recommended for election to the Board by the Nominating and Corporate Governance Committee. If elected at the Annual Meeting, each of the nominees would serve until the 2008 Annual Meeting of Stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal.  It is our policy to invite directors and nominees for director to attend the Annual Meeting.  Because our Annual Meeting of Stockholders for 2004 was not on the same day as a Board meeting, none of our directors attended the Annual Meeting of Stockholders for 2004.

Set forth below is biographical information for each nominee for director, each person whose term of office as a director will continue after the annual meeting and each of our executive officers that are not directors.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2008 ANNUAL MEETING

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF ALL NAMED NOMINEES.

Jon W. McGarity

Jon W. McGarity, age 63, has served as a director since March 2004.  Mr. McGarity is the President and Chief Executive Officer of EthiX Associates, which he founded in 1996 and which is a company that provides executive consulting services in pharmaceutical/biotech/healthcare business planning, strategy and development. Prior to establishing EthiX Associates, Mr. McGarity was the Vice Chairman, President and Chief Operating Officer of Pharmaceutical Marketing Services, Inc., which provided marketing and information services to the global pharmaceutical/healthcare industry.  Mr. McGarity is a member of the Board of the Global Advisory Council at Thunderbird, The Garvin School of International Management, Chairman of the Board of Directors of the Arizona BioIndustry Association, and serves on the Board of Directors of the Arizona Technology Council, the Masters Level Computational Biosciences Degree Program and the Technopolis Program. at Arizona State University.  Mr. McGarity also serves on the Board of Directors of two private biotechnology companies,  Ribomed Biotechnologies, Inc. and Cynexus Corporation.

Jean-Pierre Millon

Jean-Pierre Millon, age 54, has served as a director since March 2004.  Mr. Millon is the Chairman of the Board of Medical Present Value, Inc., a medical services company and a Board member of Prometheus Laboratories, a specialty pharmaceutical company. He joined the Caremark Rx Board in March 2004 as a result of the acquisition of Advance PCS by Caremark Rx. Mr. Millon had served on the Board of Advance PCS for three years. Mr. Millon joined PCS Health Systems, Inc. in 1995, where he served as its President and Chief Executive Officer from June 1996 to September 2000. Prior to joining PCS Health Systems, Mr. Millon served as an executive and held several leadership positions with Eli Lilly and Company, the former parent company of PCS Health Systems, Inc.

Gary D. Tollefson, M.D., Ph.D.

Dr. Tollefson, age 54, has served as a director since September 2004.  Dr. Tollefson accepted the position of Chief Executive Officer of Orexigen Therapeutics, a private biotechnology company in April 2005 and is

President of Consilium, Inc., a consulting firm focused on the development of central nervous system products.  Dr. Tollefson is a Visiting Clinical Professor in the Department of Psychiatry, Indiana University School of Medicine.  He currently holds a senior guest scientific position with Eli Lilly and Company as the Distinguished Visiting Lilly Research Scholar.  He is past President of the Neuroscience Product Group at Lilly where he was employed for 13 years.  Dr. Tollefson is an active international speaker and has authored over 200 peer reviewed manuscripts.  Since March 2004, Dr. Tollefson has also served on the Board of Directors of Cortex Pharmaceuticals, Inc., a public biotechnology company.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2006 ANNUAL MEETING

Jay D. Kranzler

Jay D. Kranzler, M.D., Ph.D., age 46, was appointed as our Chief Executive Officer and Vice-Chairman in December 1995.  In April 1998, Dr. Kranzler was appointed as Chairman of our Board of Directors.  From January 1989 until August 1995, Dr. Kranzler served as President, Chief Executive Officer and a director of Cytel Corporation, a publicly held biotechnology company.  Dr. Kranzler has been an adjunct member of the Research Institute of Scripps Clinic since January 1989.  Before joining Cytel, from 1985 to January 1989, Dr. Kranzler was employed by McKinsey & Company, a management-consulting firm, as a consultant specializing in the pharmaceutical industry.

Perry Molinoff

Dr. Molinoff, age 64, has served as a director since September 2004.  Dr. Molinoff is a  neuropharmacologist with an M.D. from Harvard, and since November 2003 has been the Vice Provost for Research at the University of Pennsylvania.  He holds a faculty position in the Department of Pharmacology and was the A.N. Richards Professor of Pharmacology at the University of Pennsylvania.  He is also an Adjunct Professor of Physiology and Neuroscience at the Medical University of South Carolina, Charleston, SC.  In addition to his faculty appointments, from January 1995 until March 2001, Dr. Molinoff was the Vice President – Neuroscience and Genitourinary Drug Discovery at Bristol-Myers Squibb Pharmaceutical Research Institute, where he was responsible for implementing and directing the Institute’s research efforts in multiple therapeutic areas.  From September 2001 until November 2003, Dr. Molinoff served as Executive Vice President of Research and Development at Palatin Technologies, where he was responsible for all basic, preclinical and clinical research.  Dr. Molinoff has been a member of the Board of Directors of Palatin Technologies since November 2001.  He is a member of multiple editorial advisory boards for scientific and educational journals and has authored or edited 6 books including Basic Neurochemistry and Goodman and Gilman’s text, The Pharmacological Basis of Therapeutics, as well as over 225 manuscripts.

Daniel H. Petree

Daniel H. Petree, age 49, has served as a director since June 2004.  Mr. Petree is a founder and member of P2 Partners, LLC, a boutique investment bank specializing in life sciences companies, which he co-founded in 2000.  From 1998 to 1999, Mr. Petree was the President and Chief Operating Officer of Axys Pharmaceuticals, a structure-based drug design company based in South San Francisco.  From 1993 to 1998, he also held successive positions at Axys (and its predecessor, Arris Pharmaceuticals) as Executive Vice President of Business Development and Chief Financial Officer.  From 1992 to 1993, Mr. Petree was Vice President of Business Development at TSI Corporation, a clinical research organization in Worcester, MA.  Mr. Petree’s operating management experience was preceded by five years in investment banking at Montgomery Securities.  He also practiced as a corporate and securities lawyer with Heller, Ehrman, White & McAuliffe in Palo Alto, CA.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2007 ANNUAL MEETING

Samuel D. Anderson

Samuel D. Anderson, age 68, has served as a director since April 1998.  Currently, Mr. Anderson is an independent consultant.  From 1990 to 1991, he was the President and Chief Executive Officer of Trancel Corporation, a biotechnology company.  From 1984 to 1989, Mr. Anderson was the Chief Executive Officer of Alpha Therapeutics Corporation, a blood plasma fractionator, and between 1989 and 1990 served as its Chairman of the Board.  Mr. Anderson was the Chairman of the Board of Hycor, formerly a publicly traded company, from 1998 to 2004 and has also been a Board member of publicly traded SeraCare Life Sciences since 2001.

Jack H. Vaughn

Jack H. Vaughn, age 83, has served as a director since 1991.  Mr. Vaughn is a retired foreign service officer, his last post having been ambassador to Colombia from 1969 to 1970.  Mr. Vaughn was a director of the Nature Conservancy from 1986 to 1988, Columbia Pictures from 1978 to 1981 and Allegheny & Western Energy Corporation from 1980 to 1987.  Mr. Vaughn was a director of EARTH University of Costa Rica from 1991 to 2003.

NON-DIRECTOR EXECUTIVE OFFICERS

R. Michael Gendreau

R. Michael Gendreau, M.D., Ph.D., age 49, was appointed as our Vice President of Research and Development and Chief Medical Officer in December 1996 and is currently serving as our Vice President of Development and Chief Medical Officer.  Dr. Gendreau joined us in 1994 and held various positions from 1994 through 1996, including Executive Director of Scientific Affairs.  From 1991 to 1994, Dr. Gendreau was Vice President of Research and Development and Chief Medical Officer for MicroProbe Corporation, a developer and manufacturer of DNA probe-based diagnostic equipment.

Sabrina Martucci Johnson

Sabrina Martucci Johnson, age 39, was appointed as our interim Chief Financial Officer in February 2002 and, in April 2002, she was appointed as our Vice President and Chief Financial Officer.  Ms. Johnson served as our Vice President of Marketing from March 2001 to April 2002.  Ms. Johnson joined us in August 1998 and held various positions from 1998 through 2000, including Product Director, Executive Director of Marketing and Sales, and Vice President of Marketing and Sales.  From 1993 to 1998, Ms. Johnson held marketing and sales positions with Advanced Tissue Sciences and Clonetics.  Ms. Johnson has an MBA from the American Graduate School of International Management (Thunderbird) and a MSc in Biochemical Engineering from the University of London.  Ms. Johnson began her career in the biotechnology industry as a research scientist in 1990 with Baxter Healthcare, Hyland Division.

Denise L. Woolard

Denise L. Woolard, age 35, was appointed as our Vice President of Business and Legal Affairs and Corporate Secretary in February 2004.  Prior to joining us, from September 1997 until January 2004, Ms. Woolard worked as a corporate attorney at the law firm of Cooley Godward LLP.  Ms. Woolard has a B.A. from Old Dominion University and a J.D. from the University of San Diego, School of Law.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under The Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors.  The Board of Directors consults with our legal counsel to ensure that the Board’s determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of the Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and Cypress, its senior management and its independent registered public accounting firm, the Board of Directors affirmatively has determined that all of our directors are independent directors within the meaning of the applicable Nasdaq listing standards, except for Dr. Tollefson and Dr. Kranzler, our Chief Executive Officer.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

As required under applicable Nasdaq listing standards, in fiscal 2004 our independent directors met four times in regularly scheduled executive sessions at which only independent directors were present.  Persons interested in communicating with the independent directors with their concerns may address correspondence to a particular director, or to the independent directors generally, in care of Cypress Bioscience, Inc. at 4350 Executive Drive, Suite 325, San Diego, California 92121.  If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Nominating and Corporate Governance Committee.

The Board of Directors has five committees:  an Audit Committee, a Compensation Committee, a Non-Executive Officer Stock Option Committee, a Nominating and Corporate Governance Committee and a New Products Committee.  The following table provides membership and meeting information for each of the Board committees, other than the New Products Committee:

Name	Audit	Compensation	Non- Executive Officer Stock Option	Nominating and Corporate Governance
Jay D. Kranzler			X
Samuel D. Anderson	X	X		X
Jon W. McGarity(1)		X
Jean-Pierre Millon(2)	X			X
Perry Molinoff(3)		X
Daniel H. Petree(4)	X
Gary Tollefson(5)
Jack H. Vaughn(6)	X	X		X
Total meetings in fiscal year 2004(7)	6	7	4	2

(1)          Mr. McGarity became a member of the Compensation Committee in March 2004 upon his election to our Board of Directors.

(2)          Mr. Millon became the Chairman of the Nominating and Corporate Governance Committee in March 2004 upon his election to our Board of Directors.

(3)          Dr. Molinoff became a member of our Compensation Committee in September 2004 upon his election to our Board of Directors.

(4)          Mr. Petree became the Chairman of the Audit Committee in June 2004 upon his election to our Board of Directors.

(5)          Dr. Tollefson resigned from the Nominating and Corporate Governance Committee in April 2005.

(6)          Mr. Vaughn became a member of the Nominating and Corporate Governance Committee in March 2004.

(7)          Includes actions taken by written consent.

The New Products Committee is comprised of Mr. McGarity (chairman), Mr. Millon, Dr. Molinoff and Dr. Tollefson.  The New Products Committee met on several occasions informally during the year 2004.

Below is a description of each committee of the Board of Directors.  The Board of Directors has determined that, except for Dr. Kranzler, each member of each committee meets the applicable rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to Cypress.

AUDIT COMMITTEE

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting process.  For this purpose, the Audit Committee performs several functions.  The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding accounting or auditing matters; meets to review our annual audited and quarterly financial statements with management and an independent registered public accounting firm, including reviewing the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Mr. Petree (Chairman), Mr. Anderson, Mr. Millon (appointed in April 2005) and Mr. Vaughn comprise the Audit Committee.  The Audit Committee met six times during the 2004 fiscal year.   The Audit Committee has adopted a written Audit Committee Charter, which can be found on our website at www.cypressbio.com.

The Board of Directors annually reviews the definition of independence for Audit Committee members under the Nasdaq listing standards and has determined that all members of our Audit Committee are independent (as independence for audit committee members is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).  The Board of Directors has determined that Mr. Petree qualifies as an “audit committee financial expert,” as defined in applicable rules of the Securities and Exchange Commission (the “SEC”).  The Board of Directors made a qualitative assessment of Mr. Petree’s level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors oversees our compensation policies, plans and programs.  The Compensation Committee reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management; reviews and approves the compensation and other terms of employment of our Chief Executive Officer; reviews and approves the compensation and other terms of employment of our other executive officers and outside consultants; and administers our equity incentive and stock option plans, bonus plans, stock purchase plans, deferred compensation plans and other similar programs, when and if applicable.  Four directors currently comprise the Compensation Committee:  Mr. Anderson (Chairman), Mr. McGarity, Dr. Molinoff and Mr. Vaughn.  All current members of the Compensation Committee are independent (as independence for directors is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  The Compensation Committee met seven times during the 2004 fiscal year.  The Compensation Committee has adopted a written Compensation Committee Charter, which can be found on our website at www.cypressbio.com.

NON-EXECUTIVE OFFICER STOCK OPTION COMMITTEE

We also have a Non-Executive Officer Stock Option Committee that may award stock options to employees who are not officers, subject to certain limitations on the number of options granted.  The Non-Executive Officer Stock Option Committee is comprised of one director, Dr. Kranzler.  Dr. Kranzler is not an independent director as currently defined in Rule 4200(a)(15) of the Nasdaq listing standards.  The Non-Executive Officer Stock Option Committee acted by written consent four times during the 2004 fiscal year.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee of our Board of Directors was formed in July 2003 as the Nominating Committee.  In April 2005, the role of the committee was further expanded to cover corporate governance matters and was re-named the Nominating and Corporate Governance Committee.  The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing all aspects of the Company’s corporate governance functions on behalf of the Board; (ii) making recommendations to the Board of Directors regarding corporate governance issues; (iii) identifying, reviewing and evaluating candidates to serve as directors of the Company consistent with criteria approved by the Board of Directors and review and evaluate incumbent directors; (iv) serving as a focal point for communication between such candidates, non-committee directors and our management; (v) recommending to the Board of Directors for selection candidates to the Board to serve as nominees for director for the annual meeting of shareholders; and (vi) making other recommendations to the Board of Directors regarding affairs relating to the directors of the Company, including director compensation.  Four directors currently comprise the Nominating and Corporate Governance Committee:  Mr. Millon (Chairman), Dr. Tollefson, Mr. Vaughn and Mr. Anderson.  In his role as Chairman of the Nominating and Corporate Governance Committee, Mr. Millon will serve as lead director to interface on behalf of the other outside directors with management on strategic and other issues and to perform other activities determined by our Board of Directors. All current members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards).  The Nominating and Corporate Governance Committee met two times during the 2004 fiscal year.  The Nominating and Corporate Governance Committee has adopted a written charter, which was amended on April 22, 2005 and which can be found on our website at www.cypressbio.com.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including having the highest personal integrity and ethics, possessing relevant background and expertise upon which to be able to offer advice and guidance to management and having sufficient time to devote to our affairs.  All directors should also rigorously represent the long-term interests of our stockholders.  However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time.  Candidates for director nominees are reviewed in the context of the current composition of the Board, the operating requirements of Cypress and the long-term interests of our stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may consider attributes such as diversity, age, skills, business experience and such other factors as it deems appropriate, given the current needs of Cypress and our Board, to maintain a balance of knowledge, experience and capability.  In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Cypress during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects nominee(s) for recommendation to the Board by majority vote.  In 2004, Cypress, on behalf of the Nominating and Corporate Governance Committee, paid fees of $100,000 in the aggregate, plus expenses, to an executive search firm in connection with identifying our four new Board members.  To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from any stockholder or stockholders holding more than 5% of our voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders.  The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, based on whether the candidate was recommended by a stockholder or not.  Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 4350 Executive Drive, Suite 325, San Diego, CA 92121, at least 120 days prior to the anniversary date of the mailing of our proxy statement for our prior annual meeting.  Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

NEW PRODUCTS COMMITTEE

The New Products Committee reviews and evaluates any in-licensing and acquisition candidates.  Four directors currently comprise the New Products Committee: Mr. McGarity (Chairman), Mr. Millon, Dr. Molinoff and Dr. Tollefson.

MEETINGS OF THE BOARD OF DIRECTORS

The Board of Directors met nine times (either in person or by conference call) and acted by unanimous written consent two times during the 2004 fiscal year.  All directors attended at least 75% of the aggregate meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, we have not adopted a formal process for stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  We believe our responsiveness to stockholder communications to the Board has been excellent. Nevertheless, during the upcoming year the Nominating and Corporate Governance Committee will give full consideration to the adoption of a formal process for stockholder communications with the Board and, if adopted, publish it promptly and post it on our website.

CODE OF ETHICS

We have adopted the Cypress Bioscience, Inc. Code of Business Conduct and Ethics that applies to all officers, directors and employees.  A copy of our Code of Business Conduct and Ethics is posted on our website at www.cypressbio.com.  If we make any substantive amendments to the Code of Business Conduct and Ethics or grant any waiver from a provision of the Code of Business Conduct and Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS*

The following is the report of our Audit Committee with respect to our audited financial statements for the fiscal year ended December 31, 2004.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions. The Audit Committee Charter describes in greater detail the full responsibilities of the Committee and can be found on our website at www.cypressbio.com.  The Audit Committee is comprised solely of independent directors as defined by the listing standards of National Association of Securities Dealers, Inc.

The Audit Committee has reviewed and discussed the financial statements with management and Ernst & Young LLP, our independent auditors. Management is responsible for the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Ernst & Young LLP is responsible for performing an independent audit of the financial statements and expressing an opinion on the conformity of those financial statements with U.S. generally accepted accounting principles, as well as expressing an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

During the course of 2004, management completed the documentation, testing and evaluation of our system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Committee received periodic updates provided by management and Ernst & Young LLP at each regularly scheduled Committee meetings. The Committee also held a number of special meetings to discuss issues as they arose. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. The Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC, as well as the individual reports of Ernst & Young LLP, Independent Registered Public Accounting Firm,  included in the Company’s Annual Report on Form 10-K related to its (i) audit of the financial statements, and (ii) management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting. The Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in fiscal 2005. Our Audit Committee believes that management maintains an effective system of internal controls that results in fairly presented financial statements.

Our Audit Committee has reviewed and discussed our audited financial statements with management and Ernst & Young LLP, our independent registered public accounting firm.  Our Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, which includes, among other items, matters related to the conduct of the audit of our financial statements.  Our Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, which relates to the auditor’s independence from us and our related entities, and has discussed with Ernst & Young LLP their independence from us.

* This report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether before or after the date hereof and irrespective of any general incorporation language in any such filing.

Based on the review and discussions referred to above, our Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

Audit Committee

Daniel Petree (chairman)
Jack H. Vaughn
Samuel D. Anderson

April 11, 2005

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected Ernst & Young LLP (“E&Y”) as our independent registered public accounting firm for the fiscal year ending December 31, 2005 and has further directed that management submit the selection of our independent registered public accounting firm for ratification by our stockholders at the annual meeting.  E&Y has audited our financial statements since the fiscal year ended December 31, 1994.  Representatives of E&Y are expected to be present at the annual meeting.  They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor our other governing documents or law require stockholder ratification of the selection of E&Y as our independent registered public accounting firm.  However, the Audit Committee of our Board is submitting the selection of E&Y to the stockholders for ratification as a matter of good corporate practice.  If the stockholders fail to ratify the selection, the Audit Committee of our Board will reconsider whether or not to retain that firm.  Even if the selection is ratified, the Audit Committee of our Board in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of E&Y. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes.  Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

PRINCIPAL ACCOUNTANT FESS AND SERVICES

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2003 and December 31, 2004, by E&Y.

	Fiscal Year Ended
	2003	2004
Audit Fees(1)	$126,912	$274,231
Audit-Related Fees(2)	—	—
Tax Fees(3)	19,509	$44,587
All Other Fees(4)	—	$61,471
Total Fees	$146,421	$380,289

(1) Audit Fees consist of fees for professional services rendered for audit of the Company’s annual financial statements and review of the interim financial statements included in quarterly reports and services that are normally provided by Ernst & Young LLP in connection with regulatory filings.  In 2004, Audit Fees also include fees for professional services rendered for audits of (1) management’s assessment of the effectiveness of internal control over financial reporting and (2) the effectiveness of internal control over financial reporting.  This category also includes fees primarily related to our follow-on offering of common stock that we completed in April 2004.

(2) Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.”

(3) Tax Fees consist of fees for professional services rendered for assistance with federal and state tax compliance and tax planning. All of the fees in 2004 were related to tax compliance.

(4) All Other Fees consist of fees for services other than the services reported above.  These services include fees related to an Internal Revenue Code Section 382 study, which is also considered to be tax compliance, but because it was individually large, we have broken it out separately.

All fees described above were approved by the Audit Committee.

During the fiscal year ended December 31, 2004, none of the total hours expended on our financial audit by E&Y was provided by persons other than E&Y’s full-time employees.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor, E&Y.  The policy generally pre-approves specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of the services other than audit services by E&Y is compatible with maintaining the principal accountant’s independence.  E&Y’s report on the financial statements for the past two years contained no adverse opinion or disclaimer of opinion and was not qualified as to audit scope or accounting principles.

E&Y and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 1, 2005 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all of our executive officers and directors as a group and (iv) all those known by us to be beneficial owners of more than five percent of our common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
JPMorgan Chase & Co.(2) 270 Park Avenue New York, NY 10017	2,614,215	8.6%

ProQuest Investments(3) c/o Pasquale DeAngelis 600 Alexander Park, Suite 204 Princeton, NJ 08540	1,999,782	6.5%

Gilder, Gagnon, Howe & Corporation LLC(4) 45 Fremont Street San Francisco, CA 94105	1,919,619	6.3%

Barclays Global Fund Advisors(5) c/o Pasquale DeAngelis 600 Alexander Park, Suite 204 Princeton, NJ 08540	1,841,770	6.1%

Federated Investors(6) Federated Investors Tower Pittsburg, PA 15222-3779	1,511,900	5.0%

R. Michael Gendreau(7)	133,721	*
Sabrina Martucci Johnson(8)	82,014	*
Jay D. Kranzler(9)	1,134,467	3.6%
Denise Woolard(10)	29,773	*
Samuel D. Anderson(11)	72,482	*
Jon W. McGarity(12)	35,135	*
Jean-Pierre Millon(13)	35,135	*
Perry Molinoff(14)	20,492	*
Daniel H. Petree(15)	28,295	*
Gary D. Tollefson(16)	20,492	*
Jack H. Vaughn(17)	43,016	*
All executive officers and directors as a group (11persons)(18)	1,635,021	5.1%

*                                         Less than one percent.

(1)                                  This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”).  Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.  Applicable percentages are based on 30,376,025  shares outstanding on February 1, 2005, adjusted as required by rules promulgated by the SEC.

(2)                                  Number of shares beneficially owned represents 2,614,215 shares of our common stock beneficially owned by JPMorgan Chase & Co. on behalf of other persons known to have the rights to receive and to direct the receipt of dividends for such shares, and the rights to receive and to direct the receipt of proceeds from the sale of such shares.

(3)                                  Includes (i) 371,338 shares of our common stock and warrants to purchase 192,718 shares of our common stock held by ProQuest Investments L.P., (ii) 4,813 shares of our common stock and warrants to purchase 2,498 shares of our common stock held by ProQuest Companion Fund, L.P., (iii) 918,276 shares of our common stock and warrants to purchase 476,574 shares of our common stock held by ProQuest Investments II, L.P., and (iv) 22,096 shares of our common stock and warrants to purchase 11,469 shares of our common stock held by ProQuest Investments II Advisors Fund, L.P. ProQuest Associates LLC, a Delaware limited liability company, is General Partner of ProQuest Investments, L.P., a Delaware limited partnership and ProQuest Companion Fund L.P., a Delaware limited partnership. ProQuest Associates II LLC, a Delaware limited liability company, is General Partner of ProQuest Investments II, L.P., a Delaware limited partnership and ProQuest Investments II Advisors Fund, L.P., a Delaware limited partnership.

(4)                                  Number of shares beneficially owned represents (i) 1,872,670 shares of our common stock held in customer accounts over which partners and/or employees of Gilder, Gagnon, Howe & Corporation LLC (“GGH”) have discretionary authority to dispose of or direct the disposition of the shares, (ii) 2,478 shares of our common stock held in accounts owned by the partners of GGH and their families and (iii) 44,471 shares held in the account of GGH’s profit-sharing plan.

(5)                                  Barclays Global Investors, NA. and Barclays Global Fund Advisors are funds affiliated with Barclays Global Investors, LTD.  Includes 1,250,568 shares of our common stock held by Barclays Global Investors, NA. and 591,202 shares of our common stock held by Barclays Global Fund Advisors.

(6)                                  Federated Investors, Inc. is the parent holding company of Federated Equity Management Company of Pennsylvania and Federated Investment Management Corp., which act as investment advisers to registered investment companies and separate accounts that own shares of common stock in Cypress.

(7)                                  Includes 60,915 shares of our common stock issuable pursuant to options exercisable within 60 days of February 1, 2005 by Dr. Gendreau.

(8)                                  Includes 81,114 shares of our common stock issuable pursuant to options exercisable within 60 days of February 1, 2005 by Ms. Johnson.

(9)                                  Includes 921,966 shares of our common stock issuable pursuant to options exercisable within 60 days of February 1, 2005. Also includes 71,001 shares of our common stock held by our 401(k) plan for which Dr. Kranzler, as trustee of the 401(k) plan, has voting rights to such shares and 141,500 shares of our common stock held by the Kranzler Living Trust, for which Dr. Kranzler is a trustee.

(10)                            Represents 29,773 shares of our common stock issuable pursuant to options exercisable within 60 day of February 1, 2005 by Ms. Woolard.

(11)                            Includes 69,982 shares of our common stock issuable pursuant to options exercisable within 60 days of February 1, 2005. Such shares are held by the Samuel D. Anderson Trust, for which Mr. Anderson is the sole trustee.

(12)                            Represents 35,135 shares of our common stock issuable pursuant to options exercisable within 60 day of February 1, 2005 by Mr. McGarity.

(13)                            Represents 35,135 shares of our common stock issuable pursuant to options exercisable within 60 day of February 1, 2005 by Mr. Millon.

(14)                            Represents 20,492 shares of our common stock issuable pursuant to options exercisable within 60 day of February 1, 2005 by Mr. Molinoff.

(15)                            Represents 28,295 shares of our common stock issuable pursuant to options exercisable within 60 day of February 1, 2005 by Mr. Petree.

(16)                            Represents 20,492 shares of our common stock issuable pursuant to options exercisable within 60 day of February 1, 2005 by Dr. Tollefson.

(17)                            Includes 40,016 shares of our common stock issuable pursuant to options exercisable within 60 days of February 1, 2005 by Mr. Vaughn.

(18)                            Number of shares beneficially owned includes 1,343,313 shares of our common stock issuable pursuant to options exercisable within 60 days of February 1, 2005 by our directors and executive officers as a group.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities.  Officers, directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with, except that four reports were filed late by Mr. Vaughn and one report was filed late by Mr. Anderson.

COMPENSATION OF DIRECTORS

Each of our directors may receive stock option grants under the 1996 Equity Incentive Plan and the 2000 Equity Incentive Plan, as amended. In March 2003, our Board of Directors adopted resolutions providing for quarterly payments of $4,000 to each of our non-employee directors for such person’s service as a director, which includes participation by such person in the quarterly scheduled Board meetings. Our Board of Directors also approved: (1) the payment of an annual retainer of $3,000 to each of our non-employee directors for such person’s service on a committee of the Board; provided that such committee member must attend at least 75% of the applicable committee meetings in any calendar year in order to receive such compensation and (2) the payment of an additional $5,000 to any non-employee director who serves as chair of a committee of the Board; provided that such person must attend at least 75% of the applicable committee meetings in any calendar year in order to receive such compensation, and such meeting must be in addition to the one additional meeting per quarter included as part of the Board quarterly compensation.

On February 8, 2005, the Compensation Committee approved an amendment to the current compensation payable to the members of the Board.  The amendment provides that a member of the Board will receive payment for attendance at any special meetings of either the Board or a Committee of the Board.  Compensation for attendance as a Board member at special meetings of the Board or of Committees of the Board shall be set at $1,000 per such meeting or telephone meeting lasting more than 1 hour and up to one-half of one day in duration, and $2,000 per such meeting or telephone meeting lasting more than one-half of one day in duration.  Board members who travel to attend special meetings as Board members shall also be compensated in an amount equal to $500 for travel time of up to one-half of one day and $1,000 for travel time of more than one-half of one day.  Special meetings are defined as Board meetings or Committee meetings periodically scheduled between standard quarterly Board and Committee meetings.  In addition, such special meeting must be called by the Chairman of the Board or Chairman of the Committee and must be designated in advance as a special meeting in order to qualify for the special meeting compensation.

During the fiscal year ended December 31, 2004, each of our non-employee directors received cash compensation for his service as a director and/or member of a committee of the Board as follows:

Name	Amount of Compensation
	Board Service	Committee Service
Samuel D. Anderson	$16,000	$14,000
Jon McGarity	$12,000	$8,250
Jean Pierre Millon	$12,000	$8,250
Perry Molinoff	$4,000	$875
Daniel Petree	$8,000	$8,000
Gary Tollefson	$4,000	$1,750
Jack H. Vaughn	$12,000	$13,250

Directors who are also our employees do not receive any fee for their service as directors.  All of our directors are reimbursed for their out-of-pocket travel and accommodation expenses incurred in connection with their service as our directors.

In March 2003, our Board of Directors adopted resolutions providing for (1) an increase in the number of shares of our common stock granted pursuant to the automatic yearly option grants for each non-employee director from 5,000 to 13,000 shares and (2) an initial grant of an option to purchase 32,000 shares of our common stock to each non-employee director upon his or her initial election or appointment to the Board.  In March 2004, Mr. Millon and Mr. McGarity each received an option to purchase 32,000 shares of our common stock upon his respective appointment to our Board.  In June 2004, Mr. Petree received an option to purchase 32,000 shares of our common stock upon his appointment to our Board.  In September 2004, Dr. Molinoff and Dr. Tollefson each received an option to purchase 32,000 shares of our common stock upon his respective appointment to our Board.

In April 2001, our Board of Directors adopted a resolution providing that the vesting of all existing and future automatic yearly stock options held or acquired by non-employee directors will accelerate upon a change in control of Cypress, which may include the sale of all or substantially all of our assets, specified types of merger, or other corporate reorganizations.  In addition, in March 2003, our directors approved the acceleration of vesting of all future stock options granted to directors (in addition to any automatic annual grants) upon a change in control of Cypress.

In May 2004, our Board of Directors adopted the Cypress Bioscience, Inc. Severance Benefit Plan, or the severance plan, to provide severance benefits to certain eligible officers and our outside directors.  Severance benefits under the severance plan are awarded on a sliding scale based on the number of years of continuous service an eligible individual has completed with us as of the date of service termination.  All of our current directors are currently eligible to receive severance benefits under the severance plan.  To receive severance benefits, an individual must (i) experience a covered termination, (ii) have provided service to us for at least one year on the date of such termination and (iii) execute a general waiver and release of claims.  The severance plan supplements and provides benefits in addition to all other employment agreements, policies or practices previously maintained by Cypress.  Severance benefits provided to outside directors include only accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual’s unvested shares on the date of service termination.

COMPENSATION OF EXECUTIVE OFFICERS

Summary of Compensation

The following table shows for the fiscal years ended December 31, 2004, 2003 and 2002, compensation awarded or paid to, or earned by, our Chief Executive Officer and our three other most highly compensated executive officers, for whom salary and bonus for services rendered to us was in excess of $100,000 (collectively, the “Named Executive Officers”):

Summary Compensation Table

	Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year	Base Salary($)	Bonus($)	Shares Underlying Options(#)	All Other Compensation ($)

Jay D. Kranzler	2004	$495,185	—	—	$47,609	(1)
Chief Executive Officer and Chairman of the	2003	470,421	$500,000	842,365	30,096	(2)
Board	2002	438,102	—	331,990	12,674	(3)

R. Michael Gendreau	2004	$229,725	—	—	$13,000	(4)
Vice President, Development and Chief	2003	211,458	$100,000	47,452	12,000	(5)
Medical Officer	2002	194,940	—	116,951	11,000	(6)

Denise Woolard	2004	$203,798	$56,250	100,000	$8,298	(7)
Vice President of Business and Legal Affairs	2003	—	—	—	—
	2002	—	—	—	—

Sabrina Martucci Johnson	2004	$183,780	—	—	$13,000	(8)
Chief Financial Officer and Vice President	2003	165,000	$104,000	26,490	12,000	(9)
	2002	141,040	—	98,375	11,000	(10)

(1)                                  Includes $24,609 paid by us on behalf of Dr. Kranzler for life insurance and disability insurance premiums during 2004, $10,000 paid for estate planning and $13,000 in contributions made by us on behalf of Dr. Kranzler under our 401(k) plan during 2004.

(2)                                  Includes $18,096 paid by us on behalf of Dr. Kranzler for life insurance and disability insurance premiums during 2003, and $12,000 in contributions made by us on behalf of Dr. Kranzler under our 401(k) plan during 2003.

(3)                                  Includes $1,674 paid by us on behalf of Dr. Kranzler for life insurance premiums during 2002, and $11,000 in contributions made by us on behalf of Dr. Kranzler under our 401(k) plan during 2002

(4)                                  Represents $13,000 in contributions made by us on behalf of Dr. Gendreau under our 401(k) plan during 2004.

(5)                                  Represents $12,000 in contributions made by us on behalf of Dr. Gendreau under our 401(k) plan during 2003.

(6)                                  Represents $11,000 in contributions made by us on behalf of Dr. Gendreau under our 401(k) plan during 2002.

(7)                                  Ms. Woolard joined us on February 4, 2004.  Represents $8,298 in contributions made by us on behalf of Ms. Woolard under our 401(k) plan during 2004.

(8)                                  Represents $13,000 in contributions made by us on behalf of Ms. Johnson under our 401(k) plan during 2004.

(9)                                  Represents $12,000 in contributions made by us on behalf of Ms. Johnson under our 401(k) plan during 2003.

(10)                            Represents $11,000 in contributions made by us on behalf of Ms. Johnson under our 401(k) plan during 2002.

On January 15, 2004, Dr. Kranzler, Dr. Gendreau and Ms. Johnson were issued bonuses for performance in 2003 of $500,000, $100,000 and $104,000, respectively, all of which became payable upon the execution of our collaboration agreement with Forest Laboratories.  In January 2005, Ms. Woolard was issued a bonus in the amount of $56,250, as provided for under her employment agreement and the other officers are eligible to receive bonuses for the year 2004 as provided under the Bonus Plan.

Stock Option Grants And Exercises in Last Fiscal Year

We grant options to our executive officers under our 1996 Plan and our 2000 Plan. As of December 31, 2004, options to purchase a total of 371,156 shares were outstanding under the 1996 Plan and options to purchase 16,873 shares remained available for grant under the 1996 Plan. As of December 31, 2004, options to purchase a total of 2,479,867 shares were outstanding under the 2000 Plan and options to purchase 3,538,907 shares remained available for grant under the 2000 Plan. The number of shares available for issuance under the 2000 Plan is calculated such that the total number of shares reserved for issuance under both the 1996 Plan and the 2000 Plan, in the aggregate, is increased quarterly so that the number equals 21.1% of the number of shares of our common stock issued and outstanding.

The following table sets forth certain information regarding options granted to the Named Executive Officers during the fiscal year ended December 31, 2004:

OPTION GRANTS IN LAST FISCAL YEAR

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(2)
Name	Shares Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year(%)(1)	Exercise Price ($/Share)	Expira- tion Date	5% ($)	10% ($)
Jay D. Kranzler	—		—	—	—	—	—
R. Michael Gendreau	—		—	—	—	—	—
Denise Woolard	100,000	(3)	57%	$11.80	2/04/2014	$742,096	$1,880,616
Sabrina Martucci Johnson	—		—	—		—	—

(1)                                  Based upon options to purchase a total of 174,363 shares of our common stock granted to employees in 2004.

(2)                                  The potential realizable value is based upon the assumption that the fair market value of the common stock appreciates at the annual rate shown (compounded annually) from the date of the grant until the end of the option term. Actual realizable value, if any, on stock option exercises is dependent on the future performance of the common stock and overall market conditions, as well as the option holder’s continued employment through the vesting period.

(3)                                  Such options vest ratably and daily over a four-year period beginning on the date of grant.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information concerning option exercises by the Named Executive Officers during the year ended December 31, 2004 and the number and value of unexercised options held by the Named Executive Officers at December 31, 2004.  The value realized on option exercises is calculated based on the fair market value per share of common stock on the date of exercise less the applicable exercise price.

The value of unexercised in-the-money options held at December 31, 2004 represents the total gain which the option holder would realize if he exercised all of the in-the-money options held at December 31, 2004, and is determined by multiplying the number of shares of common stock underlying the options by the difference between $14.06, which was the closing price per share of our common stock on the Nasdaq National Market on December 31, 2004, and the applicable per share option exercise price. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

			Number of Shares Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the- Money Options at Fiscal Year End ($)(1)
Name	Shares Acquired on Exercise	Value Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jay D. Kranzler	286,770	$3,000,681	837,788	579,582	$9,147,602	$5,953,940
R. Michael Gendreau	132,133	$1,450,401	49,981	50,665	555,060	567,988
Denise Woolard	0	0	22,655	77,345	51,200	174,800
Sabrina Martucci Johnson	26,814	$268,536	72,235	39,566	781,237	435,141

Employment, Severance and Change of Control Agreements

In August 2003, we entered into an amended and restated employment agreement with Jay D. Kranzler, M.D., Ph.D., our Chairman of the Board of Directors and Chief Executive Officer, which superseded the employment agreement entered into with him in December 1995. The initial term of the amended and restated agreement expires in August 2006, subject to automatic renewal for two one year periods following August 2006. The amended and restated agreement provides for an annual base salary, which may be adjusted periodically in the sole discretion of the Board of Directors.  As of April 1, 2005, Dr. Kranzler’s current salary is set at $508,551. In addition to his base salary, Dr. Kranzler is eligible for (i) a special cash bonus of $500,000, payable in a lump sum, upon the announcement of a strategic transaction for the development and commercialization of milnacipran approved by the Board of Directors (such bonus was paid on January 15, 2004), and (ii) an annual bonus equal to an amount up to 66 2/3% of his base salary within ninety days after the end of each fiscal year. The annual bonus amount, if any, shall be based on Dr. Kranzler’s performance as evaluated by the Board of Directors in its sole discretion. Pursuant to the amended and restated agreement, Dr. Kranzler was also granted an option to purchase 500,000 shares of common stock under the 2000 Equity Incentive Plan. In addition, we are required to provide Dr. Kranzler with $2 million of life insurance coverage. The amended and restated agreement is terminable by Dr. Kranzler at any time upon 30 days’ prior written notice. In the event that Dr. Kranzler is terminated without cause, Dr. Kranzler terminates his employment for good reason (as set forth in the agreement), or his agreement expires and he is not rehired, Dr. Kranzler is entitled to severance payments equal to eighteen months of his base salary, with twelve months of the base salary payable in a lump sum within ten days following the termination date, and the remaining six months of base salary payable ratably over the six months following the termination date; provided that the entire eighteen months of base salary is payable in a lump sum if the termination occurs following a change in control. In addition, in the event that Dr. Kranzler is terminated without cause or terminates his employment for good reason, Dr. Kranzler will also be entitled to (i) accelerated vesting of all of his outstanding stock options, and (ii) continued coverage under group life, health, accident, disability and hospitalization insurance at the levels in effect for Dr. Kranzler at the termination date for a period of two years. In the event that Dr. Kranzler dies, we are required to pay Dr. Kranzler’s legal representatives payments equal to twelve months of his base salary reduced by any amounts paid or to be paid by the insurance coverage that we provide for the benefit of Dr. Kranzler, including life insurance. In the event that Dr. Kranzler becomes disabled (as set forth in the agreement) and we elect to terminate his employment, Dr. Kranzler is entitled to receive his base salary until disability insurance payments commence, subject to maximum payments by us equal to twelve months of his base salary. In addition, all of Dr. Kranzler’s outstanding options will immediately vest upon his death or disability. In the event that any amounts paid to Dr. Kranzler constitute excess parachute payments under Section 280G of the Internal Revenue Code of 1986 (the “Code”), we will pay to Dr. Kranzler an amount equal to any excise taxes payable by him with respect to such payments, up to a total of $250,000.

In February 2004, we entered into an employment agreement with Denise Woolard, our Vice President of Business and Legal Affairs and Secretary. The initial term of the agreement expires in February 2006, subject to automatic renewal for one year periods following February 2006. Pursuant to the agreement, Ms. Woolard’s base salary is currently set at $231,075 per year. For 2004, Ms. Woolard is entitled to receive a minimum cash bonus equal to 25% of her then-effective base salary, which was paid in February 2005. For future years, in addition to her base salary, Ms. Woolard is eligible to receive a cash bonus based on her performance during each fiscal year, as evaluated by our Chief Executive Officer and the board in their discretion. Pursuant to the agreement, Ms. Woolard was also granted an option to purchase 100,000 shares of common stock under our 2000 Plan. The agreement is terminable by Ms. Woolard at any time upon 30 days’ prior written notice. In addition, in the event that Ms. Woolard is terminated without cause, Ms. Woolard terminates her employment for good reason (as set forth in the agreement), or her agreement expires and is not renewed after February 2006, Ms. Woolard is entitled to a severance payment equal to an amount that may range from six months of her base salary to twelve months of her base salary depending on her date of termination, payable in a lump sum. In addition, if Ms. Woolard is terminated without cause or terminates her employment for good reason, Ms. Woolard will also be entitled to (i) up to 12 months’ accelerated vesting of her outstanding stock options, in each case depending on her date of termination, and (ii) continued coverage under group health insurance at the levels in effect for Ms. Woolard at the termination date for a period of 12 months. If Ms. Woolard is terminated without cause within one month before or within 13 months after a change in control, she is entitled to (i)  severance payments equal to twelve months of her base salary, payable in a lump sum, (ii) accelerated vesting of all of her outstanding stock options and (iii) continued coverage under group health insurance at the levels in effect for Ms. Woolard at the termination date for a period of 12 months.

Pursuant to resolutions approved by our Board of Directors in April 2001 and March 2003, upon a change in control of Cypress, which includes the sale of all or substantially all of our assets, specified types of merger, or other corporate reorganizations, all options to purchase our common stock held by our directors and officers will immediately vest.

In June 2004, we adopted the Cypress Bioscience, Inc. Severance Benefit Plan, or the severance plan, to provide severance benefits to certain eligible officers and our outside directors.  Severance benefits under the severance plan are awarded on a sliding scale based on the number of years of continuous service an eligible individual has completed with us as of the date of service termination.  Dr. Kranzler, Dr. Gendreau, Ms. Woolard and Ms. Johnson and one other key employee are currently eligible to receive severance benefits under the severance plan.  To receive severance benefits, an individual must (i) experience a covered termination, (ii) have provided service to us for at least one year on the date of such termination and (iii) execute a general waiver and release of claims.  The severance plan supplements and provides benefits in addition to all other employment agreements, policies or practices previously maintained by Cypress.  Covered terminations for officers include a termination without cause or a resignation for good reason.  Covered terminations for outside directors include selected board service terminations.  All severance benefits provided to officers under the severance plan include a cash payment ranging from three to twelve months of base salary, health benefit continuation coverage ranging from three to twelve months and accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual’s unvested shares on the date of service termination.  Officers receive the maximum severance benefits on a covered termination in connection with a change in control of Cypress.  Severance benefits provided to outside directors include only accelerated vesting of options and restricted stock ranging from 25% to 100% of an individual’s unvested shares on the date of service termination.

On February 8, 2005, our Compensation Committee adopted a Bonus Plan for our officers to provide our officers an outcome-based annual cash incentive.  Pursuant to the Bonus Plan, our officers are eligible to receive cash bonuses up to between 25% to 66 2/3% of base salary, depending on the applicable participant’s position, for the year ended December 31, 2004 and the year ending December 31, 2005.  The bonuses are contingent upon our achievement of certain corporate goals related to clinical development of the Company’s current product, milnacipran, new product opportunities and an increase in stockholder value.  Our Compensation Committee established these corporate goals and the timelines for their achievement at a meeting held on February 8, 2005.  Individual awards will be pro rated for a partial year of service.  Awards based on the applicable participants’ base salaries for the year ended December 31, 2004, if any, will be paid upon achievement of the corporate goals we established.  Awards, if any, based on the applicable participants’ base salaries for the year ending December 31, 2005 will be paid upon the earlier of (1) achievement of all the corporate goals established by the Compensation Committee or (2) January 31, 2006 with respect to the corporate goals established by the Compensation Committee and achieved by that date.  These awards are only payable if the participant continues to be employed on the date of payment.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION*

The Compensation Committee of our Board of Directors is currently composed of Mr. Anderson, Mr. McGarity, Dr. Molinoff and Mr. Vaughn, directors who are not our employees.  The Compensation Committee is responsible for establishing and administering our executive compensation arrangements.

Compensation Philosophy

We believe that a competitive, goal-oriented compensation policy is critically important to the creation of value for stockholders.  To that end, we have created an incentive compensation program intended to reward outstanding individual performance.  The goals of the compensation program are to align compensation with business objectives and performance to enable us to attract and retain the highest quality executive officers and other key employees, reward them for our progress and motivate them to enhance long-term stockholder value.  Our compensation program is intended to implement the following principles:

•                  Compensation should be related to the value created for stockholders;

•                  Compensation programs should support the short-term and long-term strategic goals and our objectives;

•                  Compensation programs should reflect and promote our values and reward individuals for outstanding contributions to our success; and

•                  Short-term and long-term compensation programs play a critical role in attracting and retaining well-qualified executives.

While compensation opportunities are based in part upon individual contribution, the actual amounts earned by executives in variable compensation programs are also based upon how we perform.  The executive compensation for the Chief Executive Officer and all other executives is based upon three components, each of which is intended to serve our compensation principles.

Base Salary

Base salary is targeted at the competitive median for similar companies in the biotechnology industry.  For the purpose of establishing these levels, the Compensation Committee compares our compensation structure from time to time with companies that are located in San Diego, as well as those located across the United States,  as covered in a compensation survey of the San Diego biotechnology industry, such as the information provided by the Biotech Education Development Coalition, or in industry wide surveys, such as those provided by the BioWorld Executive Compensation Report.

Based upon its reviews of industry data, the Compensation Committee determined that the base salaries of the Chief Executive Officer and all other executive officers were appropriate and necessary to attract individuals of such high caliber within the biotechnology industry.  The Compensation Committee reviews the salaries of the Chief Executive Officer and other executive officers each year and such salaries may be increased based upon (i) the individual’s performance and contribution, (ii) our performance and (iii) increases in median competitive pay levels.

Annual Incentives

On February 8, 2005, we adopted a Bonus Plan for the officers of the Company.  The Bonus Plan was adopted to provide an outcome-based annual cash incentive to the officers of the Company.  Pursuant to the Bonus Plan, our chief executive officer is eligible to receive cash bonuses up to 66 2/3% of his base salary, for the year ended December 31, 2004 and the year ending December 31, 2005.  The bonuses are contingent upon the Company’s

* The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

achievement of certain corporate goals related to clinical development of the Company’s current product, milnacipran, new product opportunities and an increase in stockholder value.  We established these corporate goals and the timelines for their achievement at a meeting held on February 8, 2005.  Awards based on Dr. Kranzler’s base salary for the year ended December 31, 2004, if any, will be paid upon achievement of the corporate goals we established.  Awards, if any, based on Dr. Kranzler’s base salary for the year ending December 31, 2005 will be paid upon the earlier of (1) achievement of all the corporate goals established by the Compensation Committee or (2) January 31, 2006 with respect to the corporate goals established by the Compensation Committee and achieved by that date.  These awards are only payable if Dr. Kranzler continues to be employed on the date of payment.

Long-Term Incentives

Long-term incentive compensation is provided through grants of options to purchase shares of our common stock to the Chief Executive Officer, other executive officers and other employees.  The stock options are intended to retain and motivate all employees to improve our long-term performance.  It is common in the biotechnology industry to grant stock options to all employees.  Stock options have been granted to all of our full-time employees.  Executives and other employees receive value from these grants only if our common stock appreciates over the long-term.  The Compensation Committee believes the amount and value of such grants are based upon levels similar to other companies in the biotechnology industry.  Generally, stock options are granted with an exercise price equal to prevailing market value.  The stock options generally vest in increments over a period of years.  At our meeting on February 8, 2005, in keeping with similar companies in the biotechnology industry, we granted options to purchase common stock to each of our officers, including Dr. Kranzler, in amounts equal to 25% of the historical option grants made to our officers.

Compensation of the Chief Executive Officer

We meet each year to evaluate the performance of the Chief Executive Officer, the results of which are used to determine his compensation.  Dr. Kranzler, our Chief Executive Officer, was instrumental in our achieving significant goals in 2004.  During 2004, we completed a public offering of shares of our common stock, resulting in gross proceeds to us of approximately $80 million.  Under Dr. Kranzler’s leadership, we completed enrollment in our first Phase III clinical trial evaluating milnacipran as a treatment for fibromyalgia syndrome, and in conjunction with Forest Laboratories, commenced the second Phase III trial.  Additionally, Dr. Kranzler was instrumental in identifying new target development opportunities for the Company, both in terms of specific indications that represent unmet medial needs, as well as potential product candidates for those indications.  Dr. Kranzler’s base salary for 2004 was set at $495,185.  Additionally, Dr. Kranzler is eligible to receive a bonus for 2004 upon achievement of the remaining corporate goals we established for the year.

We granted an option to purchase 459,584 shares of common stock at an exercise price of $13.30 per share to Dr. Kranzler, our Chief Executive Officer on February 8, 2005.  This grant was equal to 25% of the historical option grants Dr. Kranzler has received.  The options vest over four years and were granted to ensure the retention of the services of Dr. Kranzler.

Limitation on Deduction of Compensation Paid to Certain Executive Officers

Section 162(m) of the Code limits us to a deduction for federal income tax purposes of no more than $1 million of compensation paid to certain executive officers in a taxable year.  Compensation above $1 million may be deducted if it is “performance-based compensation” within the meaning of the Code.

The statute containing this law and the applicable Treasury regulations offer a number of transitional exceptions to this deduction limit for pre-existing compensation plans, arrangements and binding contracts.  As a result, the Compensation Committee believes that at the present time it is quite unlikely that the compensation paid to any executive officer in a taxable year which is subject to the deduction limit will exceed $1 million.  Therefore, the Compensation Committee has not yet established a policy for determining which forms of incentive compensation awarded to our executive officers shall be designed to qualify as “performance-based compensation.”

Compensation Committee

Samuel Anderson (Chair)
Jon W. McGarity
Perry Molinoff
Jack Vaughn

Compensation Committee Interlocks and Insider Participation

There were no interlocks or other relationships with other entities among our executive officers and directors that are required to be disclosed under applicable SEC regulations relating to compensation committee interlocks and insider participation.

PERFORMANCE MEASUREMENT COMPARISON*

The following graph compares our cumulative total stockholder return on our common stock for the periods indicated with the cumulative total return of the Nasdaq Stock Market (for United States companies) and the Nasdaq Pharmaceuticals Stock Index (for United States and foreign companies).  We have not declared any dividends since our inception.  Our Board of Directors and the Compensation Committee recognize that the market price of our common stock is influenced by many factors, only one of which is our performance.  The historical stock price performance shown on the graph below is not necessarily indicative of our future stock price performance.

Legend

Symbol	CRSP Total Returns Index for:	12/1999	12/2000	12/2001	12/2002	12/2003	12/2004
	Cypress Bioscience, Inc.	100.0	32.8	28.4	18.6	103.7	97.0
	Nasdaq Stock Market (US Companies)	100.0	60.8	47.8	33.1	49.4	53.8
	Nasdaq Pharmaceuticals Stocks	100.0	124.7	106.3	68.7	100.7	107.2
	SIC 2880 – 2889 US & Foreign

Notes:

A.            The lines represent monthly index levels derived from compounded daily returns that include all dividends.

B.            The indexes are reweighted daily, using the market capitalization on the previous trading day.

C.            If the monthly interval, based on the fiscal year – end, is not a trading day, the preceding trading day is used.

D.            The index level for all series was set to $100.0 on 12/31/1999.

Prepared by CRSP (www.crsp.uchicago.edu), Center for Research in Security Prices, Graduate School of Business, The University of Chicago.  Used with permission. All rights reserved.

* The material in this section is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any of our filings under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Certain Transactions

We have entered into employment agreements with our Chief Executive Officer and Vice President of Business and Legal Affairs, as described under the caption “Employment, Severance and Change of Control Agreements.”  We have also granted stock options to certain of our directors and executive officers. See “Compensation of Directors” and “Compensation of Executive Officers.”

We employ the services of Dr. Judy Gendreau as a consultant and for the year ended December 31, 2004, we paid her an aggregate of $142,275 for her services.  Dr. Judy Gendreau is the wife of Dr. Michael Gendreau, our Chief Medical Officer.

On March 25, 2004, we entered into consulting agreements (the “2004 Consulting Agreements”) with our prior directors, Drs. Martin B. Keller, Lawrence J. Kessel and Charles B. Nemeroff (the “Consultants”) in connection with their resignations from our Board of Directors to assume roles as our consultants. The 2004 Consulting Agreements superseded the consulting agreements previously entered into with these individuals in 2003. Under the terms of the 2004 Consulting Agreements, each of the Consultants agreed to provide us with consulting services for a period of two years, with Drs. Keller and Nemeroff continuing to serve on our Scientific Advisory Board and Dr. Kessel serving as an independent consultant. Under the 2004 Consulting Agreements, we are required to pay each Consultant a fee of $50,000 per year for services rendered up to and including two days per fiscal quarter. In addition, we may request each Consultant to perform additional services at the rate of $5,000 per day. Payment of the consulting fees are made on a quarterly basis, provided that each Consultant has the right, by providing notice to us at any time during the last two weeks of any fiscal quarter, to receive payment of his consulting fees in the form of fully vested stock options.  If a Consultant elects to receive payment in stock options, the quarterly grant will cover the number of shares that results from dividing the then accrued but unpaid fees earned by such Consultant in the applicable fiscal quarter by the closing share price of our common stock as reported on The Nasdaq National Market for the last trading day of such fiscal quarter. Such option grants will be made pursuant to the terms of our 2000 Plan. The exercise price of such option grants will be equal to the closing sales price of our common stock on The Nasdaq National Market for the last trading day of such fiscal quarter. In addition, pursuant to the 2004 Consulting Agreements, all unvested shares held by each Consultant under his outstanding option grants shall vest in equal monthly installments over a period of two years from the effective date of the agreements. If we terminate a 2004 Consulting Agreement without cause, or there is a corporate transaction (as defined in our 2000 Plan), then (i) we are required to pay the affected Consultant, within 30 days of such event, all remaining consideration such Consultant would have received during the remainder of the term of the agreement, (ii) all of the Consultant’s remaining unvested option shares will immediately vest in full, and (iii) the Consultant will be allowed to exercise such option grants through the second anniversary of the effective date of such Consultant’s agreement.

In June 2004, we implemented the Cypress Bioscience, Inc. Severance Benefit Plan, which provides severance benefits to certain eligible officers and our outside directors.  In addition, in February 2005, we adopted a Bonus Plan for our officers.  See “Employment, Severance and Change of Control Agreements.”

Our bylaws provide that we will indemnify our directors and executive officers and may indemnify our other officers, employees and other agents to the fullest extent permitted by Delaware law. We are also empowered under our bylaws to enter into indemnification contracts with our directors and officers and to purchase insurance on behalf of any person who we are required or permitted to indemnify. Pursuant to this provision, we have entered into indemnity agreements with each of our directors and officers and currently maintain directors’ and officers’ insurance coverage.

Dr. Tollefson, a member of our board, accepted the position of CEO of Orexigen Therapeutics, Inc. in April 2005.  We entered into an agreement with Orexigen in January 2005 with respect to the in-license of certain patents.  Under this agreement we have paid Orexigen an aggregate of $1.5 million.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders.  This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Cypress stockholders will be “householding” our proxy materials.  A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker  that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Cypress Bioscience, Inc., Attention: Investor Relations, 4350 Executive Drive, Suite 325, San Diego, California 92121 or contact Investor Relations via telephone at (858) 452-2323.  Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting.  If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/S/ DENISE L. WOOLARD

Denise L. Woolard
Vice President of Business and
Legal Affairs and Corporate Secretary

April 27, 2005

A copy of our Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2004 is available without charge upon written request to: Corporate Secretary, Cypress Bioscience, Inc., 4350 Executive Drive, Suite 325, San Diego, California 92121.

CYPRESS BIOSCIENCE, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE 2005 ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON JUNE 6, 2005

The undersigned hereby appoints Jay D. Kranzler, Denise Woolard and Sabrina Martucci Johnson, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Cypress Bioscience, Inc. (the “Company”) which the undersigned may be entitled to vote at the 2005 Annual Meeting of Stockholders of the Company to be held at the principal executive offices of the Company, 4350 Executive Drive, Suite 325, San Diego, California 92121 on Monday, June 6, 2005 at 8:30 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2 AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.  IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be Signed and Dated on the Reverse Side)

Please date, sign and mail your proxy card in the envelope provided as soon as possible!

2005 Annual Meeting of Stockholders
CYPRESS BIOSCIENCE, INC.

June 6, 2005

ê     Please Detach and Mail in the Envelope Provided     ê

☒	Please mark your votes as in this example.

The Board of Directors recommends a vote for the nominees for director listed below.

Proposal 1: To elect three directors to hold office until the 2008 Annual Meeting of Stockholders.

☐		☐
	For all nominees listed below (except as marked to the contrary below).		Withhold Authority to vote for all nominees listed below.

Nominees:	Jon W. McGarity, Jean-Pierre Millon and Gary D. Tollefson

To withhold authority to vote for any nominee(s) write such nominee(s)’ name(s) below:

The Board of Directors recommends a vote for Proposal 2.

Proposal 2:    To ratify the selection of Ernst & Young LLP by the Audit Committee of the Company’s Board of Directors as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2005.

☐		☐		☐
	For		Against		Abstain

(Continued and to be dated and signed on other side)

Dated
SIGNATURE(S)

Please sign exactly as your name appears hereon.  If the stock is registered in the names of two or more persons, each should sign.  Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles.  If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title.  If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.